Exhibit 6

Matters to be Disclosed Online in Giving

Notice of Convocation for

Extraordinary Shareholders’ Meeting and

General Meeting of Class Shareholders by Ordinary Shareholders

Proposal No.1:

Approval of share transfer plan with The Mie Bank, Ltd.

Matters to be disclosed online

(The following matters among “5. Matters relating to Mie Bank, (1) Details of the financial statements of the final fiscal year (ending March 2017), etc.” as set out on page 51 of the Notice of Convocation)

The Mie Bank, Ltd.

(Financial Statements)
Statement of Changes in Shareholders’ Equity for the 205th Term	1
Notes to Non-Consolidated Financial Statements	4
(Consolidated Financial Statements)
Consolidated Statement of Changes in Shareholders’ Equity for the 205th Term	14
Notes to Consolidated Financial Statements	16

(April 1, 2016 to March 31, 2017)

The abovementioned matters are provided to the shareholders by being posted on The Daisan Bank, Ltd.’s website (http://www.daisanbank.co.jp/), in accordance with the laws and regulations, as well as Article 19 of the Articles of Incorporation of The Daisan Bank, Ltd.

The Daisan Bank, Ltd.

Statement of Changes in Shareholders’ Equity for the 205th Term

(from April 1, 2016 to March 31, 2017)

	(Unit: Million yen)
	Shareholders’ equity
	Capital stock	Capital surplus		Retained earnings
		Capital reserve	Total capital surplus	Retained earnings reserves
Balance at the beginning of current period	15,295	11,144	11,144	4,151
Cumulative effects of changes in accounting policies
Balance at the beginning of current period reflecting changes in accounting policies	15,295	11,144	11,144	4,151
Changes during current period
Dividends from surplus
Reversal of reserve for advanced depreciation of noncurrent assets
Reserve for special reserve fund
Net income
Acquisition of treasury shares
Disposal of treasury shares
Net changes of items other than shareholders’ equity during current period
Total changes during current period
Balance at the end of current period	15,295	11,144	11,144	4,151

	(Unit: Million yen)
	Shareholders’ equity
	Retained earnings				Treasury shares	Total shareholders’ equity
	Other retained earnings			Total retained earnings
	Reserve for advanced depreciation of noncurrent assets	Special reserve fund	Retained earnings brought forward
Balance at the beginning of current period	43	59,004	4,027	67,226	(56)	93,609
Cumulative effects of changes in accounting policies			24	24		24
Balance at the beginning of current period reflecting changes in accounting policies	43	59,004	4,052	67,250	(56)	93,633
Changes during current period
Dividends from surplus			(875)	(875)		(875)
Reversal of reserve for advanced depreciation of noncurrent assets	(1)		1
Reserve for special reserve fund		2,700	(2,700)
Net income			3,229	3,229		3,229
Acquisition of treasury shares					(5)	(5)
Disposal of treasury shares			(0)	(0)	0	0
Net changes of items other than shareholders’ equity during current period
Total changes during current period	(1)	2,700	(344)	2,353	(4)	2,348
Balance at the end of current period	41	61,704	3,707	69,604	(61)	95,982

	(Unit: Million yen)
	Valuation and translation adjustments, etc.			Total net assets
	Valuation difference on available-for-sale securities	Deferred gains (losses) on hedges	Total valuation and translation adjustments
Balance at the beginning of current period	22,705	(1,247)	21,458	115,067
Cumulative effects of changes in accounting policies				24
Balance at the beginning of current period reflecting changes in accounting policies	22,705	(1,247)	21,458	115,092
Changes during current period
Dividends from surplus				(875)
Reversal of reserve for advanced depreciation of non-current assets
Reserve for special reserve fund
Net income				3,229
Acquisition of treasury shares				(5)
Disposal of treasury shares				0
Net changes of items other than shareholders’ equity during current period	(1,129)	584	(545)	(545)
Total changes during current period	(1,129)	584	(545)	1,803
Balance at the end of current period	21,576	(662)	20,913	116,895

Notes to Non-Consolidated Financial Statements

The amounts stated herein are after figures less than 1 million yen have been rounded down.

Significant Accounting Policies

1. Valuation standards and methods for trading account securities

Trading account securities are valued by the market value method (the cost of products sold is calculated by the moving average method).

2. Valuation standards and methods for securities

Among securities as a whole, held-to-maturity bonds are valued by the moving average amortized cost method (straight-line method), shares of subsidiaries are valued by the moving average cost method, while other securities are basically valued by the market value method based on the market price, etc., on the account closing day (the cost of securities sold is calculated by the moving average method); provided, however, that the securities whose market value is deemed extremely difficult to determine are valued by the moving average cost method.

It should be noted that the total amount of valuation difference on available-for-sale securities is recorded in the net assets section (zenbu jyunshisan chokunyu ho).

3. Valuation standards and methods for derivatives trades

Derivatives trades are valued by the market value method.

4. Depreciation/amortization methods of fixed assets

(1) Tangible fixed assets (excluding lease assets)

The tangible fixed assets are depreciated by the declining-balance method.

The primary useful life is as follows:

Buildings: 3 to 50 years

Others: 3 to 20 years

(2) Intangible fixed assets (excluding lease assets)

The intangible fixed assets are amortized by the straight-line method. Internal-use software is amortized based on its useful period (5 years), as determined by the Bank.

(3) Lease assets

The lease assets among the “tangible fixed assets” pertaining to finance lease transactions in which the ownership is not transferred are depreciated by the straight-line method by assuming that the lease term corresponds to the useful life. It should be noted that the residual value is equal to zero (0).

5. Standards for translation of foreign-currency denominated assets and liabilities into Japanese yen

Foreign-currency denominated assets and liabilities are translated into Japanese yen based on the foreign exchange rates on the account closing day.

6. Recording standards for reserves

(1) Recording standards for reserve for possible loan losses

Reserve for possible loan losses is recorded as follows, according to the pre-determined write-off/provision standards:

Normal claims and claims requiring caution, as defined in the “Operational Guidelines for Self-Assessment of Assets and Audits on Write-Offs and Reserve for Possible Loan Losses in Banks and Other Financial Institutions” (The Japanese Institute of Certified Public Accountants (JICPA) Bank Auditing Special Committee Report No. 4, on July 4, 2012), are classified into certain categories, and reserve for such claims are provided on the basis of default rates, etc., calculated from default results for each category over a specific period of time. As for claims to Potentially Bankrupt Borrowers, the amounts of collateral that are likely to be disposable amounts and the amounts that are likely to be recoverable through guarantees are deducted from the claims, and from the remaining balance, a necessary amount determined is recorded. As for claims to Bankrupt Borrowers and Virtually Bankrupt Borrowers, the remaining balance, after deducting the amounts of collateral that are likely to be disposable amounts and the amounts that are likely to be recoverable through guarantees from the claims, is recorded.

Out of the claims to Potentially Bankrupt Borrowers and borrowers who have restructured loans to whom the credit amount exceeding a certain amount is provided, if cash flows relating to the recovery of principal and the receipt of interest can be reasonably estimated, reserves are recorded as the difference between the present value of expected cash flows discounted by the contractual interest rate before the loan was classified as a restructured loan and the book value of the claim (cash flow estimate method).

All claims are subject to an asset assessment by the sales-related departments based on the Bank’s internal rules for self-assessment of asset quality. The Bank’s Asset Appraisal Department, which is independent from the foregoing departments, subsequently conducts audits of these assessment results.

(2) Recording standards for reserve for bonuses

As for reserve for bonuses, the amount of the estimated bonuses payable to employees attributable to the current fiscal year is recorded, in order to provide for the payment of bonuses to employees.

(3) Recording standards for reserve for retirement benefits

As for reserve for retirement benefits to provide for the payment of employee retirement benefits, a necessary amount is recorded in accordance with the projected retirement benefits obligations and plan assets as at the end of the current fiscal year. To calculate the retirement benefit obligations, the Bank applies the benefit formula basis under which the Bank attributes projected retirement benefit obligations to the periods until the end of the current fiscal year. Unrecognized net actuarial gains/losses are amortized as follows:

Unrecognized net actuarial gains or losses are amortized in a proportional amount on a straight-line basis over a certain number of years (10 years) within the expected average remaining service period associated with those employees present at the time when actuarial gains or losses arise in each fiscal year, commencing from the fiscal year following the respective fiscal year in which the actuarial gains or losses arise.

(4) Recording standards for reserve for executive officers’ retirement benefits

As for reserve for executive officers’ retirement benefits, the amount of the estimated retirement benefits payable to executive officers deemed accrued by the end of the current fiscal year is recorded, in order to provide for the payment of executive officers’ retirement benefits.

(5) Provision for losses from reimbursement of inactive accounts

As to the provision for losses from reimbursement of inactive accounts, with respect to the deposits which ceased to be recorded in liabilities, the estimated amount necessary for the losses arising based on claims for withdrawal in the future is recorded, in order to prepare for claims for withdrawal from depositors.

7. Hedging Accounting Method

(1) Hedging against interest rate risks

The Bank applies deferral hedge accounting to hedges of interest rate risks associated with financial assets and liabilities of the Bank in accordance with the “Accounting and Auditing Treatments on the Application of Accounting Standards for Financial Instruments in the Banking Industry” (Industry Audit Committee Report No. 24 issued by the Japanese Institute of Certified Public Accountants, on February 13, 2002). Hedging effectiveness is assessed as follows: with respect to hedging to offset market fluctuations, hedged items such as deposits, loans, etc., are grouped with hedging instruments such as interest rate swaps, etc., over each certain (remaining) period. As for hedging to fix cash flow, the effectiveness thereof is assessed based on verifying the correlation of interest rate variables between the hedged items and hedging instruments.

(2) Hedging against foreign exchange fluctuation risks

The Bank applies deferral hedge accounting to hedges of foreign exchange fluctuation risks associated with foreign currency-denominated financial assets and liabilities of the Bank in accordance with the “Accounting and Auditing Treatments on the Accounting of Foreign Currency-Denominated Transactions

in the Banking Industry” (Industry Audit Committee Report No. 25 issued by the Japanese Institute of Certified Public Accountants, on July 29, 2002). Hedging effectiveness is assessed as follows: for currency swap transactions and foreign exchange swap transactions, etc., to be conducted for the purpose of offsetting foreign exchange fluctuation risks involving foreign currency-denominated monetary assets and liabilities, etc., the effectiveness is assessed by confirming the existence of the amount corresponding to the foreign currency position, as the hedging instruments, that matches with the hedged foreign currency-denominated monetary assets and liabilities, etc.

8. Accounting for consumption taxes, etc.

National and local consumption taxes (collectively, “Consumption Taxes”) are accounted for using the tax-excluded method; provided, however, that the Consumption Taxes which are not subject to deduction relating to tangible fixed assets are recorded in expenses for the current fiscal year.

Change in Accounting Policies

(Application of “Application Guidelines for Recoverability of Deferred Tax Assets”)

From this current fiscal year, the Bank has applied the “Application Guidelines for Recoverability of Deferred Tax Assets” (Accounting Standards Board of Japan (ASBJ) Application Guidelines No. 26, on March 28, 2016; hereinafter referred to as the “Application Guidelines for Recoverability”), and reviewed part of the accounting for recoverability of deferred tax assets.

In terms of the application of the Application Guidelines for Recoverability, in accordance with the transitional treatment set forth in Paragraph 49 (4) of the Application Guidelines for Recoverability, the Bank added the difference between (a) the amounts of deferred tax liabilities in the case where Paragraph 49 (3) (i) through (iii) of the Application Guidelines for Recoverability applied as at the beginning of the current fiscal year, and (b) the amounts of deferred tax liabilities as at the end of the preceding fiscal year, to the deferred retained earnings as at the beginning of the current fiscal year.

As a result, as at the beginning of the current fiscal year, the amounts of deferred tax liabilities decreased by 24 million yen, while the amounts of deferred retained earnings increased by the same amount.

Effected amounts are reflected in the net assets as at the beginning of the current fiscal year, and the beginning balance of deferred retained earnings stated in the Statement of Changes in Shareholders’ Equity increased by 24 million yen.

Notes

(Notes to Balance Sheet)

1.	Total amount of stocks in affiliated companies: 1,991 million yen

2.	Among the loans and bills discounted, bankruptcy loans make up 453 million yen and past due loans make up 18,071 million yen.

Bankruptcy loans mean loans on which no accrued interest is recorded with no prospects for recovery or repayment of principal or interest due to reasons such as delays in payment of principal or interest for a substantial period of time (excluding loan losses written-off) (“Unrecorded Accrued Interest Loans”) and for which circumstances apply as stipulated in Article 96, Paragraph 1, Item (iii), (a) through (e) or Article 96, Paragraph 1, Item (iv) of the Order for Enforcement of the Corporation Tax Act (Cabinet Order No. 97 of 1965).

Past due loans means Unrecorded Accrued Interest Loans other than (i) bankruptcy loans, and (ii) loans for which payments of interest are deferred in order to assist or facilitate the restructuring of borrowers in financial difficulty.

3. Among the loans and bills discounted, restructured loans make up 823 million yen.

Restructured loans mean loans on which contracts have been amended in favor of borrowers (e.g., reduction of or exemption from stated interest, deferral of interest payments, extension of maturity dates, and renunciation of claims) in order to assist or facilitate the restructuring of borrowers in financial difficulties. Bankruptcy loans and past due loans are not included.

4. The total amount of bankruptcy loans, past due loans and restructured loans is 19,348 million yen.

The amounts of loans and bills discounted stated in items 2 through 4 above are the amounts before deducting the amount of the “Reserve for possible loan losses”.

5.	“Bills discounted” are accounted for as financing transactions in accordance with “Treatment of Accounting and Auditing of Application of Accounting Standards for Financial Instruments in the Banking Industry” (JICPA Industry Audit Committee Report No. 24, on February 13, 2002). As for commercial bills and foreign exchange purchases which have been accepted due to the foregoing, the Bank is entitled to sell or re-pledge such bills without restriction and the total face value of such bills is 3,755 million yen.

6.	Among the participating principal amount accounted for as loans to the original obligors in accordance with “Accounting Treatment and Representation of Loan Participation,” (JICPA Accounting System Committee Report No. 3, on November 28, 2014), the balance sheet amount is 2,007 million yen.

7.	Assets pledged as collateral were as follows:

(Unit: Million yen)
Assets pledged as collateral:
Securities	117,739
Other assets	55
Liabilities related to assets pledged:
Deposits	6,805
Payables under securities lending transactions	12,104
Borrowed money	53,000

In addition, securities totaling 21,438 million yen were pledged as collateral for settlement of exchange, etc.

Guarantee deposits of 551 million yen and lease deposits of 567 million yen are included in “Other assets.”

8.	Commitment line agreements relating to overdrafts and loans represent agreements allowing customers to extend overdrafts or loans up to certain credit lines at the customer’s request, as long as there are no violations of the conditions of the agreements. Unused commitment lines under such agreements were 280,098 million yen. Among such amount, commitment line agreements whose original maturity is within one year, or which the Bank can cancel at any time without any conditions, amount to 248,160 million yen.

The amount of unexercised commitment lines does not necessarily affect the future cash flows of the Bank because most such agreements are terminated without being exercised. Most of these agreements have provisions which stipulate that the Bank may deny the extension of a loan or decrease a commitment line when there are certain changes in financial markets, certain issues in securing loans, or other reasonable circumstances. Upon providing such commitments, the Bank requests collateral in the form of real estate or securities as deemed necessary. In addition, the Bank monitors the financial conditions of customers in accordance with its pre-established internal rules on a regular basis and takes necessary measures, including revisiting the terms of commitments and other means, in order to prevent credit losses.

9.	Aggregate amount of accumulated depreciation of tangible fixed assets: 18,898 million yen.

10.	Aggregate amount of advanced depreciation of tangible fixed assets: 678 million yen.

11.	Among the borrowings from other banks, subordinated borrowings (i.e. a special provision that the performance of such obligation will be subordinated to other obligations) amount to 1,000 million yen.

12.	Among the corporate bonds in the “Securities,” the Bank’s guarantee obligations on corporate bonds through private placement of securities (as specified in Article 2, Paragraph 3 of the Financial Instruments and Exchange Act) amount to 23,465 million yen.

13.	Total monetary claims toward affiliates: 6,719 million yen.

14.	Total monetary obligations toward affiliates: 6,993 million yen.

(Statement of Income)

1.	Revenue from transactions with affiliated companies

Total revenue from fund management transactions: 19 million yen

Total revenue from service transactions, etc.: 116 million yen

Total revenue from other operations and other ordinary transactions: 18 million yen

Expenses for transactions with affiliated companies

Total expenses for financing transactions: 0 million yen

Total expenses for service transactions, etc.: 216 million yen

Total expenses for other operations and other ordinary transactions: 486 million yen

2. “Impairment loss” shows the amount generated by reducing the book value to a recoverable level for the branches, etc., which have been decided not be used, or which have seen a fall in their cash flows from operating activities.

Area	Main use	Type	Impairment loss

Within Mie Prefecture	One Branch	Buildings, Lease assets, Other tangible fixed assets and Other intangible fixed assets	18 million yen

		(Buildings	13 million yen	)

		(Lease assets	0 million yen	)

		(Other tangible fixed assets	4 million yen	)

		(Other intangible fixed assets	0 million yen	)

	One Asset for Common Use	Other tangible fixed assets and Software	99 million yen

		(Other tangible fixed assets	0 million yen	)

		(Software	99 million yen	)

Outside Mie Prefecture	Two Branches	Buildings, Lease assets and Other tangible fixed assets	23 million yen

		(Buildings	17 million yen	)

		(Lease assets	0 million yen	)

		(Other tangible fixed assets	5 million yen	)

Total			141 million yen

		(Buildings	31 million yen	)

		(Lease assets	0 million yen	)

		(Other tangible fixed assets	10 million yen	)

		(Software	99 million yen	)

		(Other intangible fixed assets	0 million yen	)

The Bank groups its branches per area where the cash flow of each branch is mutually complementary, and treats its assets which are to be relocated or disused, as well as idle assets, as each being individual assets. Moreover, since the headquarters, administrative centers, dormitories, employee housing, etc., do not generate independent cash flow, they are grouped under common assets.

In addition, the recoverable amount used for the calculation of impairment loss for the current fiscal year is net sales price, and the net sales price is calculated principally based on the valuation standards for appraisal of real estate, etc.

(Statement of Changes in Shareholders’ Equity)

Class and Number of Treasury Shares

	(Unit: Thousand shares)
	Number of shares as at beginning of current fiscal year	Increase in number of shares during current fiscal year	Decrease in number of shares during current fiscal year	Number of shares as at end of current fiscal year	Remarks
Treasury shares
Ordinary shares	174	7	162	19	(Notes) 1, 2, 3

(Notes)

1. The Bank consolidated each of its ordinary shares at the ratio of 1 share per 10 shares as of October 1, 2016.

2. Among the 7 thousand increase in the number of ordinary shares, 5 thousand was due to the demand for repurchase of Fractional Units before the share consolidation, 1 thousand was due to the demand for repurchase of Fractional Units after the share consolidation, and 0 thousand was due to the repurchase of fractions of shares allotted as a result of the share consolidation.

3. Among the 162 thousand decrease in the number of ordinary shares, 0 thousand was due to the demand for additional purchase of Fractional Units before the share consolidation, 0 thousand was due to the demand for additional purchase of Fractional Units after the share consolidation, and 161 thousand was due to the share consolidation.

(Securities)

In addition to the “National government bonds,” “Local government bonds,” “Corporate bonds,” “Stocks,” and “Available-for-sale securities” which are reported in the balance sheet, “Trading account securities” are also included.

1.	Trading securities (as of March 31, 2017)

(Unit: Million yen)
Valuation difference credited to income/loss for current fiscal year
Trading securities	(0)

2.	Held-to-maturity debt securities (as of March 31, 2017)

(Unit: Million yen)
	Type	Balance sheet amount	Acquisition cost	Difference
Debt securities with market value exceeding balance sheet amount	National government bonds	—	—	—
	Local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	—	—	—
	Other	5,000	5,119	119
	Foreign bonds	5,000	5,119	119
	Other	—	—	—
	Subtotal	5,000	5,119	119
Debt securities with market value not exceeding balance sheet amount	National government bonds	—	—	—
	Local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	—	—	—
	Other	—	—	—
	Foreign bonds	—	—
	Other	—	—
	Subtotal	—	—	—

	Total	5,000	5,119	119

3. Shares of subsidiaries, etc., and shares of affiliated companies, etc. (as of March 31, 2017)

Not applicable.

(Note) The shares of subsidiaries, etc., and shares of affiliated companies, etc., whose market value is deemed extremely difficult to determine

(Unit: Million yen)
Balance sheet amount
Shares of subsidiaries, etc.	1,991
Shares of affiliated companies, etc.	—

Total	1,991

The shares of subsidiaries, etc., and shares of affiliated companies, etc., in the above table are not included in “Shares of subsidiaries, etc., and shares of affiliated companies, etc.,” since there is no market price and their market value is deemed extremely difficult to determine.

4. Available-for-sale securities (as of March 31, 2017)

	(Unit: Million yen)
	Type	Balance sheet amount	Acquisition cost	Difference
Securities with balance sheet amount exceeding acquisition cost	Stocks	43,122	19,355	23,766
	Debt securities	225,032	221,971	3,061
	National government bonds	102,875	101,278	1,597
	Local government bonds	74,435	73,773	662
	Short-term corporate bonds	—	—	—
	Corporate bonds	47,722	46,919	802
	Other	65,344	59,496	5,847
	Foreign bonds	45,229	42,580	2,648
	Other	20,114	16,916	3,198
	Subtotal	333,499	300,824	32,675
Securities with balance sheet amount not exceeding acquisition cost	Stocks	1,707	1,825	(117)
	Debt securities	26,377	26,527	(149)
	National government bonds	—	—	—
	Local government bonds	11,278	11,338	(59)
	Short-term corporate bonds	—	—	—
	Corporate bonds	15,098	15,188	(89)
	Other	74,208	75,921	(1,713)
	Foreign bonds	39,365	39,782	(416)
	Other	34,842	36,138	(1,296)
	Subtotal	102,293	104,274	(1,980)
	Total	435,792	405,098	30,694

(Note) Available-for-sale securities whose market value is deemed extremely difficult to determine are as follows:

(Unit: Million yen)
Balance sheet amount
Stocks	794
Other	1,334

Total	2,128

These securities are not included in “Available-for-sale securities” above, since there is no market price and their market value is deemed extremely difficult to determine.

5. Available-for-sale securities sold in the current fiscal year (from April 1, 2016 to March 31, 2017)

	(Unit: Million yen)
	Proceeds	Total amount of gain on sales	Total amount of loss on sales
Stocks	2,165	417	27
Debt securities	7,568	5	—
National government bonds	7,487	4	—
Local government bonds	—	—	—
Short-term corporate bonds	—	—	—
Corporate bonds	80	0	—
Other	16,098	469	241
Foreign bonds	4,130	130	—
Other	11,968	338	241

Total	25,831	892	269

6. Impairment of securities

Securities other than trading securities (excluding those whose market value is deemed extremely difficult to determine) are recorded in the balance sheet at their market value and the valuation difference thereon is recognized as a loss (“Impairment”) for the current fiscal year if the market value of such securities decreases materially below the acquisition cost and it is deemed unlikely that the acquisition cost will be recovered.

The amount of impairment loss for the current fiscal year is 41 million yen (stocks).

Moreover, the standards for determining whether the market value “decreases materially” are as follows:

With respect to the securities with market value, when the market value of the securities has fallen by 30% or more compared with the acquisition cost, the market value is determined to have “decreased materially”; when the market value has fallen by 50 % or more, the impairment loss is recognized for the full amount; and when the market value has fallen by at least 30%, but less than 50%, the impairment loss is recognized for the securities other than those deemed to be recoverable. With regard to the stocks without a market price, impairment loss is recognized in principle to the actual value, when the actual value has materially decreased due to deterioration in the financial situation of the issuer of the said stocks.

(Money held in trust)

Not applicable.

(Tax effect accounting)

The breakdown of the “Deferred tax assets” and “Deferred tax liabilities” by type of principle cause is as follows:

(Unit: Million yen)
Deferred tax assets:
Reserve for possible loan losses	1,132
Depreciation	452
Deferred gains/losses on hedges	286
Reserve for retirement benefits	248
Impairment loss for securities	243
Other	706

Subtotal	3,070

Valuation allowance	(853)

Total deferred tax assets	2,217
Deferred tax liabilities:
Valuation difference on available-for-sale securities	(9,118)
Prepaid pension expenses	(1,064)
Other	(20)

Total deferred tax liabilities	(10,203)

Net deferred tax liabilities	(7,985)
(Per-share information)
Net assets per share	8,682.59	yen
Earnings per share	239.82	yen

(Note) The Bank consolidated its ordinary shares at the ratio of 1 share per 10 shares as of October 1, 2016; however, the net assets per share and earnings per share are calculated on the basis that such share consolidation was carried out at the beginning of the current fiscal year.

(Business combination, etc.)

Since, with respect to the matters to be stated concerning the business combination, the same contents are to be set out in “(Business Combination, etc.)” in “Notes to Consolidated Financial Statements,” no mention thereof is made herein.

Consolidated Statement of Changes in Shareholders’ Equity for the 205th Term

(from April 1, 2016 to March 31, 2017)

	(Unit: Million yen)
	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury shares	Total shareholders’ equity
Balance at the beginning of current period	15,295	11,388	70,249	(56)	96,876
Cumulative effects of changes in accounting policies			27		27
Balance at the beginning of current period reflecting changes in accounting policies	15,295	11,388	70,276	(56)	96,903
Changes during current period
Dividends from surplus			(875)		(875)
Net income attributable to shareholders of parent company			3,548		3,548
Acquisition of treasury shares				(5)	(5)
Disposal of treasury shares			(0)	0	0
Increase/Decrease in equity by acquisition of shares of consolidated subsidiaries		49			49
Net changes of items other than shareholders’ equity during current period
Total changes during current period		49	2,673	(4)	2,717
Balance at the end of current period	15,295	11,437	72,949	(61)	99,621

	(Unit: Million yen)
	Accumulated other comprehensive income				Non- controlling shareholders’ equity	Total net assets
	Valuation difference on available-for- sale securities	Deferred gains (losses) on hedges	Accumulated adjustments relating to retirement benefits	Total accumulated other comprehensive income
Balance at the beginning of current period	22,898	(1,247)	(183)	21,468	945	119,290
Cumulative effects of changes in accounting policies					0	28
Balance at the beginning of current period reflecting changes in accounting policies	22,898	(1,247)	(183)	21,468	946	119,319
Changes during current period
Dividends from surplus						(875)
Net income attributable to shareholders of parent company						3,548
Acquisition of treasury shares						(5)
Disposal of treasury shares						0
Increase/Decrease in equity by acquisition of shares of consolidated subsidiaries						49
Net changes of items other than shareholders’ equity during current period	(1,101)	584	301	(215)	(26)	(241)
Total changes during current period	(1,101)	584	301	(215)	(26)	2,476
Balance at the end of current period	21,797	(662)	118	21,252	920	121,795

Notes to Consolidated Financial Statements

The amounts stated herein are after figures less than 1 million yen have been rounded down.

Matters Relating to Accounting Policies

(1) Valuation standards and methods for trading account securities

Trading account securities are valued by the market value method (the cost of products sold is calculated by the moving average method).

(2) Valuation standards and methods for securities

Among the securities as a whole, held-to-maturity bonds are valued by the moving average amortized cost method (straight-line method), other securities are valued by the market value method based on the market price, etc., on the consolidated account closing day, in principle (the cost of securities sold is calculated by the moving average method in principle); provided, however, that the securities whose market value is not readily determinable are valued by the moving average cost method.

It should be noted that the total amount of valuation difference on available-for-sale securities is recorded in the net assets section (zenbu jyunshisan chokunyu ho).

(3) Valuation standards and methods for derivatives trades

Derivatives trades are valued by the market value method.

(4) Depreciation/amortization methods

(i) Tangible fixed assets (excluding lease assets)

The tangible fixed assets of the Bank are depreciated by the declining-balance method.

The primary useful life is as follows:

Buildings: 3 to 50 years

Others: 3 to 20 years

(ii) Intangible fixed assets (excluding lease assets)

The intangible fixed assets are amortized by the straight-line method. Internal-use software is amortized based on its useful period (primarily 5 years), as determined by the Bank and consolidated subsidiaries.

(iii) Lease assets

The lease assets among the “tangible fixed assets” pertaining to finance lease transactions in which the ownership is not transferred, are depreciated by the straight-line method by assuming that the lease term corresponds to the useful life. It should be noted that the residual value is equal to zero (0).

(5) Recording standards for reserve for possible loan losses

Reserve for possible loan losses of the Bank is recorded as follows, according to the pre-determined write-off/provision standards:

Normal claims and claims requiring caution, as defined in “Operational Guidelines for Self-Assessment of Assets and Audits on Write-Offs and Reserve for Possible Loan Losses in Banks and Other Financial Institutions” (The Japanese Institute of Certified Public Accountants (JICPA) Bank Auditing Special Committee Report No. 4, on July 4, 2012), are classified into certain categories, and reserve for such claims are provided on the basis of default rates, etc., calculated from default results for each category over a specific period of time. As for claims to Potentially Bankrupt Borrowers, the amounts of collateral that are likely to be disposable amounts and the amounts that are likely to be recoverable through guarantees are deducted from the claims, and from the remaining balance, a necessary amount determined is recorded. As for claims to Bankrupt Borrowers and Virtually Bankrupt Borrowers, the remaining balance, after deducting the amounts of collateral that are likely to be disposable amounts and the amounts that are likely to be recoverable through guarantees from such claims, is recorded.

Out of the claims to Potentially Bankrupt Borrowers and borrowers who have restructured loans and for whom the credit amount exceeding a certain amount is provided, if cash flows relating to the recovery of principal and receipt of interest can be reasonably estimated, reserves are recorded as the difference between the present value of expected cash flows discounted by the contractual interest rate before the loan was classified as a restructured loan and the book value of the claim (cash flow estimate method).

All claims are subject to an asset assessment by the sales-related departments based on the Bank’s internal rules for self-assessment of asset quality. The Bank’s Asset Appraisal Department, which is independent from the foregoing departments, subsequently conducts audits of these assessment results.

As for the reserve for possible loan losses of the consolidated subsidiaries: (i) for general claims (ippan saiken), the necessary amount determined based on the historical actual loan loss ratio, etc.; and (ii) for specific claims such as claims on Potentially Bankrupt Borrowers, etc., the estimated uncollectible amount determined based on assessment of each borrower’s ability to repay, are recorded respectively.

(6) Recording standards for reserve for bonuses

As for reserve for bonuses, the amount of the estimated bonuses payable to employees attributable to the current consolidated fiscal year is recorded, in order to provide for the payment of bonuses to employees.

(7) Recording standards for reserve for executive officers’ retirement benefits

As for reserve for executive officers’ retirement benefits in the consolidated subsidiaries, the amount of the estimated retirement benefits payable to directors deemed accrued at the end of the current consolidated fiscal year is recorded, in order to provide for the payment of directors’ retirement benefits.

(8) Recording standards for provision for losses from reimbursement of inactive accounts

As to the provision for losses from reimbursement of inactive accounts, with respect to the deposits which ceased to be recorded in liabilities, the estimated amount necessary for the losses arising out of claims for withdrawal in the future is recorded, in order to prepare for claims for withdrawal from depositors.

(9) Accounting for retirement benefits

To calculate retirement benefit obligations, the benefit formula basis is applied to attribute projected retirement benefit obligations to the periods until the end of the current consolidated fiscal year. Unrecognized net actuarial gains/losses are amortized as follows:

Unrecognized net actuarial gains or losses are amortized in a proportional amount on a straight-line basis over a certain number of years (10 years) within the expected average remaining service period associated with those employees present at the time when actuarial gains or losses arise in each consolidated fiscal year, commencing from the consolidated fiscal year following the respective consolidated fiscal year in which the actuarial gains or losses arise.

To calculate the liability for retirement benefits and the retirement benefits expenses, the consolidated subsidiaries apply a simplified method of stating retirement benefit obligations based on the amount that should be paid at the end of the current consolidated fiscal year relating to the retirement benefits if employees retire due to their own reasons.

(10) Standards for translation of foreign-currency denominated assets and liabilities into Japanese yen

Foreign-currency denominated assets and liabilities of the Bank are translated into Japanese yen based on the foreign exchange rates on the consolidated account closing day.

(11) Accounting for Lease Transactions

Among the finance lease transactions in which the ownership is not transferred, as for those finance lease transactions whose commencement date falls during the consolidated fiscal year that commenced before April 1, 2008, the lender capitalizes the lease investment assets based on the acquisition cost of an appropriate book value of fixed assets (after the deduction of accumulated depreciation) as of March 31, 2008, and allocates the total amount of interest payable to each term of the remaining term of the lease in equal amounts. As a result of this accounting treatment, the effects in the consolidated subsidiaries principally engaging in lease transactions are insignificant compared with the case where standard treatment is applied.

(12) Significant Hedging Accounting Method

(i) Hedging against interest rate risks:

The Bank applies deferral hedge accounting to hedges of interest rate risks associated with financial assets and liabilities of the Bank in accordance with the “Accounting and Auditing Treatments on the Application of Accounting Standards for Financial Instruments in the Banking Industry” (Industry Audit Committee Report No. 24 issued by the Japanese Institute of Certified Public Accountants, on February 13, 2002). Hedging effectiveness is assessed as follows: with respect to hedging to offset market fluctuations, hedged items such as deposits, loans, etc., are grouped with hedging instruments such as interest rate swaps, etc., over each certain (remaining) period. As for hedging to fix cash flow, the effectiveness thereof is assessed based on verifying the correlation of interest rate variables between the hedged items and hedging instruments.

(ii) Hedging against foreign exchange fluctuation risks:

The Bank applies deferral hedge accounting to hedges of foreign exchange fluctuation risks associated with foreign currency-denominated financial assets and liabilities of the Bank in accordance with the “Accounting and Auditing Treatments on the Accounting of Foreign Currency-Denominated Transactions in the Banking Industry” (Industry Audit Committee Report No. 25 issued by the Japanese Institute of Certified Public Accountants, on July 29, 2002). Hedging effectiveness is assessed as follows: for currency swap transactions and foreign exchange swap transactions, etc., to be conducted for the purpose of offsetting foreign exchange fluctuation risks involving foreign currency-denominated monetary assets and liabilities, etc., the effectiveness is assessed by confirming the existence of the amount corresponding to the foreign currency position, as the hedging instruments, that matches with the hedged foreign currency-denominated monetary assets and liabilities, etc.

(13) Accounting for consumption taxes, etc.

National and local consumption taxes (collectively, “Consumption Taxes”) of the Bank and the consolidated subsidiaries are accounted for by the tax-excluded method; provided, however, that the Consumption Taxes which are not subject to deduction relating to tangible fixed assets are recorded in expenses for the current consolidated fiscal year.

(14) Other important items used as a basis for preparing consolidated financial statements

Recording standards for revenue and expenses

Revenue and expenses for finance lease transactions in which the ownership is not transferred are recorded in a manner in which ordinary revenue and expenses are recorded at the time of receiving the lease fees.

Change in Accounting Policies

(Application of “Application Guidelines for Recoverability of Deferred Tax Assets”)

From this current consolidated fiscal year, the “Application Guidelines for Recoverability of Deferred Tax Assets” (Accounting Standards Board of Japan (ASBJ) Application Guidelines No. 26, on March 28, 2016; hereinafter referred to as the “Application Guidelines for Recoverability”) have been applied, and part of the accounting for recoverability of deferred tax assets has been reviewed.

As for application of the Application Guidelines for Recoverability, in accordance with the transitional treatment set forth in Paragraph 49 (4) of the Application Guidelines for Recoverability, the difference between (a) the amounts of deferred tax assets and deferred tax liabilities in the case where Paragraph 49 (3) (i) through (iii) of the Application Guidelines for Recoverability applied as at the beginning of the current consolidated fiscal year, and (b) the amounts of deferred tax assets and deferred tax liabilities as at the end of the preceding consolidated fiscal year, was added to the retained earnings and non-controlling shareholders’ equity as at the beginning of the current consolidated fiscal year.

As a result, as at the beginning of the current consolidated fiscal year, the amount of deferred tax assets increased by 3 million yen, the amount of deferred tax liabilities decreased by 24 million yen, the amount of retained earnings increased by 27 million yen, and the amount of non-controlling shareholders’ equity increased by zero (0) million yen.

Effected amounts are reflected in net assets as at the beginning of the current consolidated fiscal year, the beginning balance of retained earnings stated in the Consolidated Statement of Changes in Shareholders’ Equity increased by 27 million yen, while the beginning balance of non-controlling shareholders’ equity increased by zero (0) million yen.

Notes

(Notes to Consolidated Balance Sheet)

1. Among the loans and bills discounted, bankruptcy loans make up 465 million yen and past due loans make up 18,494 million yen.

Bankruptcy loans mean loans on which no accrued interest is recorded with no prospects for recovery or repayment of principal or interest due to reasons such as delays in payment of principal or interest for a substantial period of time (excluding loan losses written-off) (“Unrecorded Accrued Interest Loans”) and for which circumstances apply as stipulated in Article 96, Paragraph 1, Item (iii), (a) through (e) or Article 96, Paragraph 1, Item (iv) of the Order for Enforcement of the Corporation Tax Act (Cabinet Order No. 97 of 1965).

Past due loans means Unrecorded Accrued Interest Loans other than (i) bankruptcy loans, and (ii) loans for which payments of interest are deferred in order to assist or facilitate the restructuring of borrowers in financial difficulties.

2. Among the loans and bills discounted, restructured loans make up 823 million yen.

Restructured loans means loans on which contracts have been amended in favor of borrowers (e.g., reduction of or exemption from stated interest, deferral of interest payments, extension of maturity dates, and renunciation of claims) in order to assist or facilitate the restructuring of borrowers in financial difficulties. Bankruptcy loans and past due loans are not included.

3. The total amount of bankruptcy loans, past due loans and restructured loans is 19,783 million yen.

The amounts of loans stated in items 1 through 3 above are the amounts before deducting the amount of the “Reserve for possible loan losses”.

4.	“Bills discounted” are accounted for as financing transactions in accordance with “Treatment of Accounting and Auditing of Application of Accounting Standards for Financial Instruments in the Banking Industry” (JICPA Industry Audit Committee Report No. 24, on February 13, 2002). As for commercial bills and foreign exchange purchases which have been accepted due to the foregoing, the Bank is entitled to sell or re-pledge such bills without restriction and the total face value of such bills is 3,755 million yen.

5.	Among the participating principal amount accounted for as loans to original obligors in accordance with “Accounting Treatment and Representation of Loan Participation,” (JICPA Accounting System Committee Report No. 3, on November 28, 2014), the consolidated balance sheet amount is 2,007 million yen.

6.	Assets pledged as collateral were as follows:

(Unit: Million yen)

Assets pledged as collateral:
Securities	117,739
Other assets	55
Liabilities related to assets pledged:
Deposits	6,805
Payables under securities lending transactions	12,104
Borrowed money	53,000

In addition, securities totaling 21,438 million yen were pledged as collateral for settlement of exchange, etc.

Cash collateral paid for financial instruments of 1,626 million yen, guarantee deposits of 566 million yen and lease deposits of 567 million yen are included in “Other assets.”

7.	Commitment line agreements relating to overdrafts and loans represent agreements allowing customers to extend overdrafts or loans up to certain credit limits at the customer’s request, as long as there are no violations of the conditions of the agreements. Unused commitment lines under such agreements were 285,619 million yen. Among such amount, commitment line agreements whose original maturity is within one year, or for which the Bank can cancel at any time without any conditions, amount to 253,681 million yen.

The amount of unexercised commitment lines does not necessarily affect the future cash flows of the Bank and the consolidated subsidiaries because most such agreements are terminated without being exercised. Most of these agreements have provisions which stipulate that the Bank and the consolidated subsidiaries may deny the extension of a loan or decrease a commitment line when there are certain changes in financial markets, certain issues in securing loans, or other reasonable circumstances. Upon providing such commitments, the Bank requests collateral in the form of real estate or securities as deemed necessary. In addition, the Bank monitors the financial condition of customers in accordance with its pre-established internal rules on a regular basis and takes necessary measures, including revisiting the terms of commitments and other means, in order to prevent credit losses.

8.	Aggregated amount of accumulated depreciation of tangible fixed assets: 19,540 million yen

9.	Aggregated amount of advanced depreciation of tangible fixed assets: 678 million yen

10.	Among the borrowed money, subordinated borrowings (i.e. a special provision that the performance of such obligation will be subordinated to other obligations) amount to 1,000 million yen.

11.	Among the corporate bonds in the “Securities,” guarantee obligations on corporate bonds through private placement of securities (as specified in Article 2, Paragraph 3 of the Financial Instruments and Exchange Act) amount to 23,465 million yen.

(Consolidated Statement of Income)

1. “Other ordinary expenses” include written-off loans in the amount of 46 million yen, losses on devaluation of stocks and other securities, in the amount of 74 million yen, and losses on sales of stocks and other securities in the amount of 156 million yen.

2. “Impairment loss” shows the amount generated by reducing the book value to a recoverable level for the branches, etc., which have been decided not be used, or which have seen a fall in their cash flows from operating activities.

Area	Main use	Type	Impairment loss

Within Mie Prefecture	One Branch	Buildings, Lease assets, Other tangible fixed assets and Other intangible fixed assets	18 million yen

		(Buildings	13 million yen)

		(Lease assets	0 million yen)

		(Other tangible fixed assets	4 million yen)

		(Other intangible fixed assets	0 million yen)

	One Asset for Common Use	Other tangible fixed assets and Software	99 million yen

		(Other tangible fixed assets	0 million yen)

		(Software	99 million yen)

Outside Mie Prefecture	Two Branches	Buildings, Lease assets and Other tangible fixed assets	23 million yen

	(Buildings	17 million yen)

	(Lease assets	0 million yen)

	(Other tangible fixed assets	5 million yen)

Total		141 million yen

	(Buildings	31 million yen)

	(Lease assets	0 million yen)

	(Other tangible fixed assets	10 million yen)

	(Software	99 million yen)

	(Other intangible fixed assets	0 million yen)

The Bank groups branches per area where the cash flow of each branch is mutually complementary, and treats its assets which are to be relocated or disused, as well as idle assets, as each being individual assets. Moreover, since the headquarters, administrative centers, dormitories, employee housing, etc., do not generate independent cash flow, they are grouped under common assets.

The consolidated subsidiaries are grouped per subsidiary being treated as one group.

In addition, the recoverable amount used for the calculation of impairment loss for the current consolidated fiscal year is net sales price, and the net sales price is calculated principally based on the valuation standards for the appraisal of real estate, etc.

(Consolidated Statement of Changes in Shareholders’ Equity)

1. Class and total number of outstanding shares and class and number of treasury shares

	(Unit: Thousand shares)
	Number of shares as at the beginning of current consolidated fiscal year	Increase in number of shares in current consolidated fiscal year	Decrease in number of shares in current consolidated fiscal year	Number of shares as at the end of current consolidated fiscal year	Remarks
Outstanding shares
Ordinary shares	134,830	—	121,347	13,483	(Notes	) 1, 2
Treasury shares
Ordinary shares	174	7	162	19	(Notes	) 1, 3, 4

(Notes)

1. The Bank consolidated each of its ordinary shares at the ratio of 1 share per 10 shares as of October 1, 2016.

2. The decrease of 121,347 thousand shares in the number of outstanding ordinary shares is due to such share consolidation.

3. Among the 7 thousand increase in the number of treasury shares which are ordinary shares, 5 thousand was due to the demand for repurchase of Fractional Units before the share consolidation, 1 thousand was due to the demand for repurchase of Fractional Units after the share consolidation, and 0 thousand was due to the repurchase of fractions of shares allotted as a result of the share consolidation.

4. Among the 162 thousand decrease in the number of treasury shares which are ordinary shares, 0 thousand was due to the demand for additional purchase of Fractional Units before the share consolidation, 0 thousand was due to the demand for additional purchase of Fractional Units after the share consolidation, and 161 thousand was due to the share consolidation.

2. Dividends

(1) Dividends paid during the current consolidated fiscal year

(Resolution)	Class of shares	Total amount of dividends (million yen)	Amount per share (yen)	Record date	Effective date
General Meeting of Shareholders held on June 24, 2016	Ordinary shares	437	3.25	March 31, 2016	June 27, 2016
Board of Directors’ meeting held on November 11, 2016	Ordinary shares	437	3.25	September 30, 2016	December 9, 2016

Total		875

(Note) With regard to the amount of dividends per share resolved by the Board of Directors on November 11, 2016, the record date thereof is September 30, 2016; therefore, such amount does not reflect the share consolidation as of October 1, 2016.

(2) Dividends whose effective date falls after the last date of the current consolidated fiscal year and whose record date falls during the current consolidated fiscal year

As a proposal to the Annual General Meeting of Shareholders to be held on June 23, 2017, matters related to the dividends for ordinary shares are proposed as follows:

(i)	Total amount of dividends:	437,555,625 yen
(ii)	Amount of dividend per share:	32.50 yen
(iii)	Record date:	March 31, 2017
(iv)	Effective date:	June 26, 2017

In addition, the funds for dividends are planned to be covered by the retained earnings.

(Financial Instruments)

1. Matters Relating to the Conditions of Financial Instruments

(1)	Bank policy for financial instruments

Our Group positions bank business, such as loan business, deposit business, securities investment business, etc. as our core business. In order to conduct these businesses, our Bank procures funds through borrowing money, etc. as necessary, upon taking into account market status and long-term / short-term balance.

In order to assess the various risks related to these businesses, our Group implements Asset Liability Management (ALM). In addition, our Group endeavors to ensure sound management by controlling risks to maintain an adequate standard of equity capital in terms of both quantity and quality, such as by taking risk hedges in derivative transactions, etc. from time to time.

(2)	Content and risks of financial instruments

The financial assets retained by our Group mainly involve loans and bills discounted to companies and individuals in Japan, and such assets are exposed to credit risk in which the collection of loan principal and interest becomes difficult due to the deterioration of their financial condition, etc. In addition, as our Group retains securities such as bonds, stocks, investment trusts, etc. we are exposed to risks such as market risks in which the fluctuation in market prices, such as interest rates, exchange rates, stock prices, etc., may cause a decrease in asset value, or credit risks in which the deterioration of the issuer’s financial condition, etc. may cause difficulty in reimbursement of principal or receipt of coupons.

Meanwhile, our Group is also exposed to interest rate risks which have an adverse effect on our Groups’ performance since the financial liabilities that our Group retains are deposits or borrowed money, etc., and the difference in the operating interest rate of these financial assets such as loans, etc., and the procuring interest rate thereof may shrink due to the fluctuation of market interest rates. Furthermore, as to the risks related to funds procurement, there are liquidity risks in which our Group becomes unable to procure necessary funds as a result of the worsening of the market environment, etc. which may result in poor cash-flow.

Interest rate swap transactions are one form of derivative transactions. Our Group adopts hedge accounting in interest rate swap transactions as a hedge measure against interest rate risks regarding loans. Our Group assesses the effectiveness of hedges by comparing the accumulated fluctuation ranges of market interest rates, during the period between commencing the hedge and the point of determining the effectiveness, which may have an impact on calculating the theoretical prices of both of loans and bills discounted (hedged items) and interest rate swap transactions (hedging instruments).

(3) Risk management for financial instruments

(i) Credit risk management

Our Group manages credit risks against loans and bills discounted in accordance with the “Risk Management Rules” and “Basic Policies on Credit Risk Management” adopted by the Board of Directors. Specifically, the examination division reports to management regarding commercial lending cases, credit balances, loan interest rates, bankruptcy or delay statuses, etc., and implements credit portfolio management in accordance with the credit policy. In order to implement stricter credit management in commercial lending, a certain amount is set (as a credit line), and for those commercial borrowers exceeding the credit line, a periodic review will be made on credit policy with the involvement of management. As for certain types of industry with have a high credit composition ratio, our Group implements central control for each industry by setting an “Industry Specific Watch Amount” and by comparing the watch amount and balance for each industry type at the end of each month. Furthermore, the examination division endeavors to manage credit appropriately by monitoring self-assessment and the depreciation / allowance status.

(ii)	Market risk management

(a) Interest rate risk management

Our Group assesses and confirms the implementation status and discusses future measures in risk management meetings from time to time, in accordance with the “Risk Management Rules” and “Basic Policies on Interest Rate Risk Management” adopted by the Board of Directors. Specifically, the Comprehensive Planning Division assesses the operation of financial assets and financial liabilities, procuring interest rates and terms for gap analysis and interest rate sensitivity analysis, etc., and periodically reports to management. It should be noted that our Group conducts interest rate swap transactions to control the interest rate risks regarding loans.

(b) Exchange risk management

Our Group manages exchange risks in accordance with the “Risk Management Rules” and “Basic Policies on Market Risk Management” adopted by the Board of Directors. Specifically, we conduct position management by setting a maximum amount for the overall position and confirming the daily compliance status with the Market Finance Division. It should be noted that the compliance status for various maximum amounts is periodically reported to management.

(c) Price fluctuation risk management

Our Group manages price fluctuation risks related to securities in accordance with the “Risk Management Rules” and “Basic Policies on Market Risk Management” adopted by the Board of Directors. Specifically, we endeavor to build an appropriate portfolio by setting various maximum amounts related to price fluctuation risks on securities investment, and confirming the daily compliance status with the Market Finance Division. It should be noted that the compliance status for various maximum amounts is periodically reported to management.

(d) Derivative transactions

Our Group manages market risks due to derivative transactions in accordance with the “Risk Management Rules” and “Basic Policies on Market Risk Management” adopted by the Board of Directors. Specifically, we set various maximum amounts related to market risks and confirm the daily compliance status with the Market Finance Division. It should be noted that the compliance status for various maximum amounts is periodically reported to management.

(e) Quantitative information regarding market risks

The major financial instruments in our Group bearing market risks are “Securities,” “Loans and bills discounted,” “Deposits,” “Negotiable deposits” and “Derivative transactions.” We quantify such market risks through VaR (i.e. Value at Risk, potential maximum loss) (Retention period: 60 business days for bonds, 10 business days for stocks for net investments, 120 business days for stocks for long-term investments for business relationships, 60 business days for investment trusts, 240 business days for loans and deposits, etc., 10 business days for client derivative transactions; confidence interval: 99%; observation period: 5 years.). As of March 31, 2017, the VaR amounts to a total of 30,492 million yen.

It should be noted that our Group confirms that the VaR model we use promptly calculates market risks by conducting back testing through comparing the VaR that the model has calculated with the actual profit and loss. However, since VaR is a volume of market risks calculated statistically under a certain probability of occurrence based on market fluctuations in the past, there may be cases in which the risks cannot be grasped when drastic changes occur in the market environment which are incomprehensible under normal circumstances.

(iii) Liquidity risk management in relation to funds procurement

Our Group manages liquidity risk transactions in accordance with the “Risk Management Rules” and “Basic Policies on Liquidity Risk Management” adopted by the Board of Directors. Specifically, we set a minimum liquidity reserve amount and confirm the daily compliance status with the Market Finance Division to make periodic reports to management, as well as endeavor to accurately assess daily funds fluctuations by maintaining close contact between the branches. In addition, our Group has established a system in which funds can be procured in the financial market at any time, in the case of emergency, presuming that any shortage of funds occurs.

(4) Supplemental explanation about matters relating to market value, etc. of financial instruments

The market value of financial instruments includes, in addition to the prices based on the market price, the price reasonably calculated in cases where no market price is available. Since the calculations of reasonably calculated prices are implemented under certain preconditions, the result of such calculations would differ if such calculations were implemented under different preconditions.

2. Matters relating to market value, etc. of financial instruments

The carrying amount as of March 31, 2017, the market value, and the differences between them are as shown below. Financial instruments, such as unlisted stocks, whose market value is not readily determinable, are not included in the table below (See (Note 2)). In addition, the consolidated balance sheet amounts of items that are of low significance are omitted.

	(Unit: Million yen)
	Consolidated balance sheet amount	Market value	Difference
(1) Cash and due from Banks	103,835	103,835	—
(2) Securities
Held-to-maturity debt securities	5,000	5,119	119
Available-for-sale securities	436,563	436,563	—
(3) Loans and bills discounted	1,375,057
Reserve for possibleloan losses (*1)	(4,291)
	1,370,765	1,374,022	3,257

TOTAL ASSETS	1,916,164	1,919,541	3,376

(1) Deposits	1,653,833	1,653,857	23
(2) Negotiable deposits	99,400	99,400	—
(3) Borrowed money	60,393	60,350	(42)

TOTAL LIABILITIES	1,813,626	1,813,608	(18)

Derivatives (*2)
For which hedge accounting is not applied	2,726	2,726	—
For which hedge accounting is applied	(949)	(949)	—

TOTAL DERIVATIVES	1,776	1,776	—

(*1)	General reserve for possible loan losses and specific reserve for possible loan losses provided to loans and bills discounted are excluded.
(*2)	Assets and liabilities attributable to derivative transactions are entirely offset and stated on a net basis, and the net liability position as a consequence of offsetting is stated using brackets.

(Note 1) Calculation method of market value of financial instruments

Assets

(1) Cash and due from banks

As the amounts due from banks are either without maturity or with a short contract term (within one year), their market value is similar to their book value, and thus, their book value is deemed as their market value.

(2) Securities

The market value of stocks is determined based on the prices quoted by the exchanges, and the market value of bonds and investment trusts is determined based on the prices quoted by the exchanges or the prices indicated by trading financial institutions.

Privately placed bonds are classified based on internal ratings, and their market value is determined by discounting the total amount of principal and interest, and guarantee charges, at the interest rate and guarantee charge rate expected for similar transactions.

For information regarding securities classified by holding purpose, please refer to “(Securities)”.

(3) Loans and bills discounted

As loans with floating interest rates other than those made to borrowers under management reflect market interest rates over a short period, their market value is similar to their book value, and thus, their book value is deemed as their market value. Loans to borrowers under management and fixed-rate loans are classified based on loan type and internal rating, and their market value is calculated by discounting the total amount of principal and interest at the interest rate expected for similar new loans. As for loans with a short contract term (within one year), as their market value is similar to their book value, the book value is deemed as their market value.

As for loans to Bankrupt Borrowers, Virtually Bankrupt Borrowers, and Potentially Bankrupt Borrowers, since the estimated loan loss is calculated based on the present value of the estimated future cash flow or the amount expected to be recoverable from collateral and guarantee, their market value is similar to the amount of the loans recorded in the consolidated balance sheet as of the consolidated account closing date less the amount of the reserve for possible loan losses recorded therein, and such amount is deemed as their market value.

As for loans which do not have a specific repayment due date due to loan characteristics such as the loan amount being limited to the value of collateral assets, as their market value is assumed to be similar to their book value based on the estimated repayment periods, interest rates, and other conditions, their book value is deemed as their market value.

Liabilities

(1) Deposits and (2) Negotiable certificates of deposit

As for demand deposits, the amount payable on demand on the consolidated account closing date (i.e., the book value) is deemed as the market value. The market value of time deposits is classified based on deposit type and their present value is calculated by discounting future cash flows using the interest rate that would apply to newly accepted deposits as the basis for calculation. As for time deposits which have a short deposit term (within one year), as their market value is similar to their book value, the book value is deemed as their market value.

(3) Borrowed money

As borrowed money with floating interest rates reflects market interest rates over a short period, and as the credit conditions of the Bank and the consolidated subsidiaries have not changed significantly after the borrowings were made, their market value is assumed to be similar to their book value, and thus, their book value is deemed as their market value.

Borrowed money with a fixed interest rate is classified based on certain period, and its present value is calculated by discounting the total amount of principal and interest of such borrowed money classified based on a certain period, at the interest rate expected for similar new borrowings.

As for borrowed money with a short contract term (within one year), as their market value is similar to their book value, the book value is deemed as their market value.

Derivatives

Derivative transactions consist of interest rate-related transactions (interest rate swaps, interest rate caps and interest rate swaptions) and currency-related transactions (currency swaps, forward foreign exchange and currency options), and their market value is determined based on their present discounted value or the option price calculation model, etc.

(Note 2) Consolidated balance sheet amounts of financial instruments whose market value is not readily determinable, are as follows, and are not included in the “Assets (2) Available-for-sale securities” section above, showing the market value information of financial instruments.

(Unit: Million yen)
Category	Consolidated balance sheet amount
(i) Unlisted stocks (*1) (*2)	817
(ii) Investments in partnerships (*3)	1,334

Total	2,151

(*1)	Market value of “Unlisted stocks” is exempt from disclosure because they do not have a market price and their market value is not readily determinable.
(*2)	There was impairment loss of 32 million yen on unlisted stocks in the current consolidated fiscal year.
(*3)	Market value of investments in partnerships is exempt from disclosure if the partnership assets are composed of unlisted stock, etc. whose market value is not readily determinable.

(Securities)

In addition to the “Securities” which are reported in the consolidated balance sheet, “Trading account securities” are also included.

1. Trading securities (as of March 31, 2017)

(Unit: Million yen)
Valuation difference credited to income/loss for current consolidated fiscal year
Trading securities	(0)

2. Held-to-maturity debt securities (as of March 31, 2017)

	(Unit: Million yen)
	Type	Consolidated balance sheet amount	Acquisition cost	Difference
Debt securities with market value exceeding consolidated balance sheet amount	National government bonds	—	—	—
	Local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	—	—	—
	Other	5,000	5,119	119
	Foreign bonds	5,000	5,119	119
	Other	—	—	—
	Subtotal	5,000	5,119	119
Debt securities with market value not exceeding consolidated balance sheet amount	National government bonds	—	—	—
	Local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	—	—	—
	Other	—	—	—
	Foreign bonds	—	—	—
	Other	—	—	—
	Subtotal	—	—	—

	Total	5,000	5,119	119

3. Available-for-sale securities (as of March 31, 2017)

	(Unit: Million yen)
	Type	Consolidated balance sheet amount	Acquisition cost	Difference
Securities with consolidated balance sheet amount exceeding acquisition cost	Stocks	43,893	19,614	24,278
	Debt securities	225,032	221,971	3,061
	National government bonds	102,875	101,278	1,597
	Local government bonds	74,435	73,773	662
	Short-term corporate bonds	—	—	—
	Corporate bonds	47,722	46,919	802
	Other	65,344	59,496	5,847
	Foreign bonds	45,229	42,580	2,648
	Other	20,114	16,916	3,198
	Subtotal	334,270	301,082	33,187
Securities with consolidated balance sheet amount not exceeding acquisition cost	Stocks	1,707	1,825	(117)
	Debt securities	26,377	26,527	(149)
	National government bonds	—	—	—
	Local government bonds	11,278	11,338	(59)
	Short-term corporate bonds	—	—	—
	Corporate bonds	15,098	15,188	(89)
	Other	74,208	75,921	(1,713)
	Foreign bonds	39,365	39,782	(416)
	Other	34,842	36,138	(1,296)
	Subtotal	102,293	104,274	(1,980)

	Total	436,563	405,357	31,206

4. Available-for-sale securities sold in the current consolidated fiscal year (from April 1, 2016 to March 31, 2017)

	(Unit: Million yen)
	Proceeds	Total amount of gain on sales	Total amount of loss on sales
Stocks	2,252	475	27
Debt securities	7,568	5	—
National government bonds	7,487	4	—
Local government bonds	—	—	—
Short-term corporate bonds	—	—	—
Corporate bonds	80	0	—
Other	16,098	469	241
Foreign bonds	4,130	130	—
Other	11,968	338	241

Total	25,918	950	269

5. Impairment of securities

Securities other than trading securities (excluding those whose market value is deemed extremely difficult to determine) are recorded in the consolidated balance sheet at their market value and the valuation difference thereon is recognized as a loss (“Impairment”) for the current consolidated fiscal year if the market value of such securities decreases materially below the acquisition cost and it is deemed unlikely that the acquisition cost will be recovered.

The amount of impairment loss for the current consolidated fiscal year is 41 million yen (stocks).

Moreover, the standards for determining whether the market value “decreases materially” are as follows:

With respect to the securities with market value, when the market value of the securities has fallen by 30% or more compared with the acquisition cost, the market value is determined to have “decreased materially”; when the market value has fallen by 50 % or more, the impairment loss is recognized for the full amount; and when the market value has fallen by at least 30%, but less than 50%, the impairment loss is recognized for the securities other than those deemed to be recoverable. With regard to the stocks without a market price, impairment loss is recognized in principle to the actual value, when the actual value has materially decreased due to deterioration in the financial situation of the issuer of the said stocks.

(Money held in trust)

Not applicable.

(Per-share information)
Net assets per share	8,978.11 yen
Earnings per share attributable to owners of parent	263.55 yen

(Note) The Bank consolidated each of its ordinary shares at the ratio of 1 share per 10 shares as of October 1, 2016; however, the net assets per share and earnings per share attributable to owners of parent are calculated on the basis that such share consolidation was carried out at the beginning of the current consolidated fiscal year.

(Business combination, etc.)

Common control transaction, etc.

Acquisition of treasury shares by consolidated subsidiary

1. Outline of transaction

(1) Name of constituent enterprise and contents of business thereof

Name of constituent enterprise	Contents of business
The Miegin Shinyo-Hosho Co., Ltd.	Credit guarantee

(2) Date of business combination

September 2, 2016

(3) Legal form of business combination

Purchase of shares from consolidated subsidiary

(4) Name of combined enterprise

No change of name

(5) Other matters concerning outline of transaction

The shares held by the consolidated subsidiary were purchased for the purpose of reinforcing governance for group management through revising the capital structure.

2. Outline of accounting implemented

The transaction is treated as a common control transaction based on the “Accounting Standards for Business Combinations” (ASBJ Statement No.21, September 13, 2013) and the “Guidance on Accounting Standards for Business Combinations and Accounting Standard for Business Divestitures” (ASBJ Guidance No.10, September 13, 2013).

3. Matters concerning acquisition of treasury shares

Acquisition cost and breakdown thereof

The acquisition cost of the consolidated subsidiary is 905 million yen, as the acquisition price of the ordinary shares; however, this corresponds to a transaction between consolidated companies, and the full amount thereof is therefore offset.

This business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in open market or privately negotiated purchases.